Andrea Prochniak, Investors 212.756.4542 andrea.prochniak@abglobal.com	Jonathan Freedman, Media 212.823.2687 jonathan.freedman@abglobal.com

ALLIANCEBERNSTEIN HOLDING L.P. ANNOUNCES THIRD QUARTER RESULTS
GAAP Diluted Net Income of $0.52 per Unit
Adjusted Diluted Net Income of $0.45 per Unit
Cash Distribution of $0.45 per Unit

New York, NY, October 26, 2016 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today reported financial and operating results for the quarter ended September 30, 2016.
“Previously announced outflows totaling $14 billion related to the conclusion of our Rhode Island CollegeBound 529 fund relationship and the termination of an institutional alternative investment portfolio during the third quarter obscured the positive momentum we’re experiencing in many parts of our business,” said Peter S. Kraus, Chairman and Chief Executive Officer. “Excluding the 529 outflows, year-to-date Retail net inflows were $3 billion, a $5 billion improvement from the same period last year, and Private Wealth net inflows were $1.2 billion, compared to slight net outflows last year.”

(US $ Thousands except per Unit amounts)	3Q 2016	3Q 2015	3Q 2016 vs 3Q 2015 Change	2Q 2016	3Q 2016 vs 2Q 2016 Change

U.S. GAAP Financial Measures
Net revenues	$747,591	$738,693	1.2%	$725,806	3.0%
Operating income	$185,309	$142,051	30.5%	$142,575	30.0%
Operating margin	22.7%	19.6%	310 bps	19.0%	370 bps
AB Holding Diluted EPU (1)	$0.52	$0.42	23.8%	$0.40	30.0%

Adjusted Financial Measures (2)
Net revenues	$613,380	$626,191	(2.0)%	$603,899	1.6%
Operating income	$148,656	$147,030	1.1%	$134,816	10.3%
Operating margin	24.2%	23.5%	70 bps	22.3%	190 bps
AB Holding Diluted EPU (3)	$0.45	$0.43	4.7%	$0.39	15.4%
AB Holding cash distribution per Unit	$0.45	$0.43	4.7%	$0.40	12.5%

(US $ Billions)
Assets Under Management
Ending AUM	$490.2	$462.9	5.9%	$489.5	0.1%
Average AUM	$492.0	$476.2	3.3%	$484.5	1.5%

(1) The GAAP AB Holding Diluted EPU has been revised for 3Q15 and 2Q16.
(2) The adjusted financial measures are all non-GAAP financial measures. See page 13 for reconciliations of GAAP Financial Results to Adjusted Financial Results and pages 14-15 for notes describing the adjustments.
(3) The Adjusted AB Holding Diluted EPU has been revised for 2Q16.

www.abglobal.com	1 of 15

Kraus continued: “We’re encouraged by the progress we continue to make in executing on our strategy of delivering for our clients around the world with the strength of our investment performance, the breadth and relevance of our offering and the efficiency of our operations. Our equity investment performance rebounded after a difficult first half, improving the track records of many of our services. For the period through September 30th, 43%, 63% and 64% of our active equity assets were in services that beat their benchmarks for the 1-, 3- and 5-year periods, respectively. In fixed income, we were at 83% for the 1-year and 90% for the 3- and 5-year periods. In each of our channels, we’re seeing strong interest in key focus areas where we are performing and where clients want to be. In Institutional, demand for our Managed Volatility Equities, Strategic Core Equity, Small Cap Value, US Investment Grade Corporate and Global Credit services led to notable new mandate wins during the quarter. In Retail, yield-focused investors in Asia ex Japan and the US drove positive momentum in our American Income, Global High Yield and AB High Income funds, where combined sales totaled more than $6 billion during the third quarter. In Private Wealth, the structural superiority of our integrated approach is more evident than ever to our clients during these uncertain times. Year-to-date net inflows are up $900 million from 2015 and our redemption rate is near an all-time low. Our differentiation continues to resonate on the sell side as well: Every Bernstein fundamental research team that has been publishing for at least one full year was top ranked in the 2016 Institutional Investor All America Research Team Survey - an outstanding testament to the quality of our research franchise. Finally, in a low-growth environment where operational efficiency is critical, our cost containment efforts continue to pay off. We reduced our adjusted operating expenses by 3% year-on-year in the third quarter and added 70 basis points to our adjusted margin of 24.2%. We also completed our acquisition of Ramius Alternative Solutions from Cowen & Co.”
Kraus concluded: “Each new strategic step we take moves AB closer to our goal of being the preeminent solutions provider for our global clients in any market environment. Considering the headwinds we face in our industry, I’m extremely proud of our people for the progress they continue to make in keeping AB Ahead of Tomorrow for our clients in so many ways.”
The firm’s cash distribution per unit of $0.45 is payable on November 17, 2016, to holders of record of AB Holding Units at the close of business on November 7, 2016.
Market Performance
US and global equity and fixed income markets were higher in the third quarter. The S&P 500’s total return was 3.9% in the third quarter, while the MSCI EAFE Index’s total return was 6.5%. The Bloomberg Barclays US Aggregate Index returned 0.5% during the third quarter and the Bloomberg Barclays Global Aggregate ex US Index’s total return was 1.0%.

www.abglobal.com	2 of 15

Assets Under Management ($ Billions)
Total assets under management as of September 30, 2016 were $490.2 billion, up $0.7 billion, or 0.1%, from June 30, 2016, and up $27.3 billion, or 5.9%, from September 30, 2015.

	Institutions	Retail	Private Wealth Management	Total
Assets Under Management 9/30/16	$247.0	$162.2	$81.0	$490.2
Net Flows for Three Months Ended 9/30/16	$(9.9)	$(5.0)	$(0.4)	$(15.3)
Total net outflows were $15.3 billion, compared to net inflows of $3.5 billion in the previous quarter and net outflows of $2.4 billion in the prior year period. Two previously announced redemptions occurred during the third quarter - $6.7 billion in outflows related to the conclusion of our Rhode Island CollegeBound 529 fund relationship; and $7.6 billion in outflows related to the termination of an institutional alternative investment portfolio.
Net outflows from the Institutions channel were $9.9 billion, including the $7.6 billion of previously mentioned alternative investment portfolio outflows, compared to net inflows of $1.0 billion in the second quarter of 2016. Institutions gross sales of $5.2 billion were flat compared to the prior quarter. The pipeline of awarded but unfunded Institutional mandates decreased sequentially from $6.1 billion to $5.4 billion at September 30, 2016.
The Retail channel experienced third quarter 2016 net outflows of $5.0 billion, which included $6.3 billion of the Rhode Island CollegeBound 529-related outflows, compared to $2.3 billion of net inflows in the prior quarter. Retail gross sales of $12.3 billion increased 14% from the second quarter’s $10.8 billion.
In the Private Wealth channel, net outflows of $0.4 billion, which included $0.4 billion of the Rhode Island CollegeBound 529-related outflows, compared to net inflows of $0.2 billion in the prior quarter. Private Wealth gross sales of $2.4 billion were flat compared to the prior quarter.
Third Quarter Financial Results
We are presenting both earnings information derived in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and non-GAAP, adjusted earnings information in this release. Management principally uses these non-GAAP financial measures in evaluating performance because they present a clearer picture of our operating performance, and allow management to see long-term trends without the distortion caused by long-term incentive compensation-related mark-to-market adjustments, real estate consolidation charges/credits and other adjustment items. Similarly, we believe that this non-GAAP earnings information helps investors better understand the underlying trends in our results and, accordingly, provides a valuable perspective for investors. Please note, however, that these non-GAAP measures are provided in addition to, and not as substitutes for, any measures derived in accordance with US GAAP and they may not be comparable to non-GAAP measures presented by other companies. Management uses both US GAAP and non-GAAP measures in evaluating our financial performance. The non-GAAP measures alone may pose limitations because they do not include all of our revenues and expenses.
AB Holding is required to distribute all of its Available Cash Flow, as defined in the AB Holding Partnership Agreement, to its Unitholders (including the General Partner). Since the third quarter of 2012, Available Cash Flow has been the adjusted diluted net income per unit for the quarter multiplied by the number of units outstanding at the end of the quarter. Management anticipates that Available Cash Flow will continue to be based on adjusted diluted net income per unit, unless management determines with concurrence of the Board of Directors that one or more of the non-GAAP adjustments that are made for adjusted net income should not be made with respect to the Available Cash Flow calculation.

www.abglobal.com	3 of 15

Revision
During the third quarter of 2016, management determined that the frequency with which we settle our U.S. inter-company payable balances with foreign subsidiaries over the past several years created deemed dividends under Section 956 of the U.S. Internal Revenue Code of 1986, as amended ("Section 956"). In the past, we funded our foreign subsidiaries as they required cash for their operations rather than pre-fund them each quarter, thereby reducing the inter-company balance to zero on a quarterly basis, as required by Section 956. As a result, we have been understating our income tax provision and income tax liability since 2010. We evaluated the aggregate effects of this error in our income tax provision and income tax liability to our previously issued financial statements in accordance with SEC Staff Accounting Bulletins No. 99 and No. 108 and, based upon quantitative and qualitative factors, have determined that the error was not material to our previously issued financial statements. However, the cumulative effect of this error would be material to our third quarter 2016 financial results if recorded as an out-of-period adjustment in the third quarter of 2016. Accordingly, we have revised our previously issued financial statements that are included in our Third Quarter 2016 Form 10-Q and this Earnings Release.
In regard to our revision to correct previously issued financial statements, we recorded a cumulative adjustment to our January 1, 2012 partners' capital account and revised our consolidated statements of financial condition and consolidated statements of income from 2012 through the second quarter of 2016. As a result, we have established an income tax liability, including interest and potential penalties, of $45.6 million as of September 30, 2016. As of December 31, 2015, the cumulative impact of the revision on partners’ capital in the condensed consolidated statement of financial condition was $37.7 million. See page 11 for a summary of the impact of the revisions to net income attributable to AB Unitholders, diluted net income per Holding Unit (GAAP basis) and adjusted diluted net income per Holding Unit.

www.abglobal.com	4 of 15

US GAAP Earnings
Net revenues of $748 million increased 1% compared to the third quarter of 2015 due to investment gains in the current quarter compared to investment losses in the prior year period and higher investment advisory fees, partly offset by lower Bernstein Research revenues and distribution revenues. Sequentially, net revenues increased 3% due to higher investment gains and investment advisory fees, partly offset by lower Bernstein Research revenues. Bernstein Research revenues declined 13% year-over-year and 4% sequentially, in both cases as a result of a slowdown in client activity across the US and Europe.
Operating expenses were $562 million for the third quarter of 2016, down 6% year-over-year, due to the reversal of contingent payment liabilities related to previous acquisitions, lower promotion and servicing, general and administrative (“G&A”) and total employee compensation and benefits expenses. Within promotion and servicing, amortization of deferred sales commissions, transfer fees, travel and entertainment expense and trade execution fees were all lower compared to the prior year period. Within G&A, lower occupancy expense and professional fees were partly offset by higher other miscellaneous expenses. Total employee compensation and benefits expenses declined as a result of lower recruitment and base compensation expenses, partly offset by higher incentive compensation. During the third quarter of 2016, we recorded a $0.1 million non-cash real estate credit as part of our ongoing global real estate consolidation plan compared to a $1.7 million non-cash real estate charge we recorded in the third quarter of 2015.
On a sequential basis, operating expenses were down 4% as a result of the reversal of contingent payment liabilities related to previous acquisitions, lower promotion and servicing and G&A expenses, partly offset by higher total employee compensation and benefits expenses. The decline in promotion and servicing was driven by lower marketing, travel and entertainment, transfer fees and trade execution fees, partly offset by higher distribution related payments. Within G&A, lower professional fees and other miscellaneous expenses were partly offset by higher occupancy expense. Total employee compensation and benefits expenses increased due to higher commissions and incentive and base compensation. Our $0.1 million non-cash real estate credit in the current quarter compares to a $2.8 million non-cash real estate credit we recorded in the second quarter of 2016.
Operating income of $185 million for the third quarter of 2016 increased 31% from $142 million for the third quarter of 2015 and 30% from $143 million in the second quarter of 2016.
Diluted net income per Unit for the third quarter of 2016 was $0.52 compared to a revised $0.42 in the third quarter of 2015 and a revised $0.40 in the second quarter of 2016.

www.abglobal.com	5 of 15

Non-GAAP Earnings
This section discusses our third quarter 2016 non-GAAP financial results, as compared to the third quarter of 2015 and the second quarter of 2016. The phrases “adjusted net revenues”, “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin” and “adjusted diluted net income per Unit” are used in the following earnings discussion to identify non-GAAP information.
Adjusted net revenues of $613 million were down 2% compared to the third quarter of 2015, due to lower Bernstein Research revenues and higher net distribution expenses, partly offset by higher investment advisory fees and investments gains in the current quarter compared to investment losses in the prior period quarter. Sequentially, adjusted net revenues were up 2%, driven by higher investment advisory fees and investment gains in the current period compared to investment losses in the previous quarter, partly offset by lower Bernstein Research revenues and higher net distribution expenses.
Adjusted operating expenses were $464 million for the third quarter, down 3% from the prior-year period due to lower total employee compensation and benefits, promotion and servicing and G&A expenses. Total employee compensation and benefits declined as the result of lower incentive compensation, base compensation and recruitment expenses. The decline in promotion and servicing was driven by lower travel and entertainment and trade execution expenses. Within G&A, the decrease was primarily due to lower professional fees and occupancy expense, partly offset by higher portfolio servicing fees and other miscellaneous expenses.
Sequentially, adjusted operating expenses were down 1%, driven by lower promotion and servicing and G&A expenses, partly offset by higher total employee compensation and benefits. The sequential decrease in promotion and servicing was driven by lower marketing and travel and entertainment expenses. Within G&A, the decrease was driven by lower professional fees and other miscellaneous expenses, partly offset by higher portfolio servicing fees. The sequential increase in total employee compensation and benefits was driven by higher commissions and base compensation.
Adjusted operating income of $149 million increased 1% from $147 million for the third quarter of 2015, and the adjusted operating margin increased to 24.2% from 23.5%. On a sequential basis, adjusted operating income increased 10% from $135 million, and the adjusted operating margin increased 190 basis points from 22.3%.
Adjusted diluted net income per Unit was $0.45 up from $0.43 in the third quarter of 2015 and up from a revised $0.39 in the second quarter of 2016.
Headcount
As of September 30, 2016, we had 3,454 employees, compared to 3,599 employees as of September 30, 2015 and 3,466 employees as of June 30, 2016.
Unit Repurchases
During the third quarter and first nine months of 2016, we purchased 2.0 million and 5.8 million AB Holding Units for $45.2 million and $129.2 million, respectively (on a trade date basis). These amounts reflect open-market purchases of 2.0 million and 5.7 million AB Holding Units for $45.1 million and $127.1 million, respectively, with the remainder relating to purchases of AB Holding Units from employees to allow them to fulfill statutory tax withholding requirements at the time of delivery of long-term incentive compensation awards. Purchases of AB Holding Units reflected on the consolidated statements of cash flows are net of AB Holding Unit purchases by employees as part of a distribution reinvestment election.

www.abglobal.com	6 of 15

Third Quarter 2016 Earnings Conference Call Information
Management will review third quarter 2016 financial and operating results during a conference call beginning at 8:00 a.m. (ET) on Wednesday, October 26, 2016. The conference call will be hosted by Peter S. Kraus, Chairman and Chief Executive Officer, and John C. Weisenseel, Chief Financial Officer.
Parties may access the conference call by either webcast or telephone:
1. To listen by webcast, please visit AB’s Investor Relations website at http://abglobal.com/corporate/investor-relations/home.htm at least 15 minutes prior to the call to download and install any necessary audio software.
2. To listen by telephone, please dial (866) 556-2265 in the U.S. or (973) 935-8521 outside the U.S. 10 minutes before the scheduled start time. The conference ID# is 91881828.
The presentation management will review during the conference call will be available on AB’s Investor Relations website shortly after the release of third quarter 2016 financial and operating results on October 26, 2016.
AB will be providing live updates via Twitter during the conference call. To access the tweets, follow AB on Twitter: @AB_insights. Also, in the future, AB may provide public disclosures to investors via Twitter and other appropriate internet-based social media.
A replay of the webcast will be made available beginning approximately one hour after the conclusion of the conference call and will be available on AB’s website for one week. An audio replay of the conference call will also be available for one week. To access the audio replay, please call (855) 859-2056 in the US, or (404) 537-3406 outside the US, and provide the conference ID #: 91881828.
Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and current and proposed government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2015 and subsequent Forms 10-Q. Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AB files with or furnishes to the SEC, and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed below, could also adversely affect AB’s financial condition, results of operations and business prospects.

www.abglobal.com	7 of 15

The forward-looking statements referred to in the preceding paragraph include statements regarding:

•
The pipeline of new institutional mandates not yet funded: Before they are funded, institutional mandates do not represent legally binding commitments to fund and, accordingly, the possibility exists that not all mandates will be funded in the amounts and at the times currently anticipated.

•
The possibility that AB will engage in open market purchases of Holding Units to help fund anticipated obligations under our incentive compensation award program: The number of Holding Units AB may decide to buy in future periods, if any, to help fund incentive compensation awards is dependent upon various factors, some of which are beyond our control, including the fluctuation in the price of a Holding Unit and the availability of cash to make these purchases.

•
Our expectation that, as a result of repatriating future non-U.S. earnings, effective January 1, 2017, our effective tax rate will increase: Our effective tax rate fluctuates based on the mix of our earnings across our tax filing group, which includes our U.S. partnership, our U.S. corporate subsidiaries and our corporate subsidiaries operating in various non-U.S. jurisdictions, and the differences between the tax rates in the U.S and the other jurisdictions where we conduct business.

Qualified Tax Notice
This announcement is intended to be a qualified notice under Treasury Regulation §1.1446-4(b). Please note that 100% of AB Holding’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business. Accordingly, AB Holding’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate, currently 39.6%.
About AB
AB is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of September 30, 2016, AB Holding owned approximately 35.5% of the issued and outstanding AB Units and AXA, a worldwide leader in financial protection, owned an approximate 64.2% economic interest in AB.
Additional information about AB may be found on our website, www.abglobal.com.

www.abglobal.com	8 of 15

AB (The Operating Partnership)
US GAAP Consolidated Statement of Income (Unaudited)
(US $ Thousands)	3Q 2016	3Q 2015	3Q 2016 vs. 3Q 2015 % Change	2Q 2016	3Q 2016 vs. 2Q 2016 % Change

GAAP revenues:
Base fees	$487,153	$484,463	0.6%	$476,306	2.3%
Performance fees	2,240	1,823	22.9%	744	201.1%
Bernstein research services	110,885	127,065	(12.7%)	115,053	(3.6%)
Distribution revenues	97,625	105,365	(7.3%)	97,321	0.3%
Dividends and interest	7,876	5,459	44.3%	7,697	2.3%
Investments gains (losses)	17,606	(10,326)	n/m	2,276	673.6%
Other revenues	26,272	25,647	2.4%	28,283	(7.1%)
Total revenues	749,657	739,496	1.4%	727,680	3.0%
Less: interest expense	2,066	803	157.3%	1,874	10.2%
Total net revenues	747,591	738,693	1.2%	725,806	3.0%

GAAP operating expenses:
Employee compensation and benefits	316,737	317,560	(0.3%)	309,249	2.4%
Promotion and servicing
Distribution-related payments	95,844	96,690	(0.9%)	93,217	2.8%
Amortization of deferred sales commissions	9,787	12,359	(20.8%)	10,577	(7.5%)
Other	47,205	52,789	(10.6%)	55,357	(14.7%)
General and administrative
General & administrative	106,504	107,996	(1.4%)	109,757	(3.0%)
Real estate (credits) charges	(140)	1,682	n/m	(2,801)	(95.0%)
Contingent payment arrangements	(21,129)	443	n/m	353	n/m
Interest on borrowings	1,009	712	41.7%	1,052	(4.1%)
Amortization of intangible assets	6,465	6,411	0.8%	6,470	(0.1%)
Total operating expenses	562,282	596,642	(5.8%)	583,231	(3.6%)

Operating income	185,309	142,051	30.5%	142,575	30.0%

Income taxes (1)	11,578	11,814	(2.0%)	13,231	(12.5%)

Net income (1)	173,731	130,237	33.4%	129,344	34.3%

Net income (loss) of consolidated entities attributable to non-controlling interests	15,696	(3,071)	n/m	4,843	224.1%

Net income attributable to AB Unitholders (1)	$158,035	$133,308	18.5%	$124,501	26.9%

(1) The income taxes, net income and net income attributable to AB Unitholders have been revised for 3Q15 and 2Q16.

www.abglobal.com	9 of 15

AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

(US $ Thousands)	3Q 2016	Revised 3Q 2015	3Q 2016 vs. 3Q 2015 % Change	Revised 2Q 2016	3Q 2016 vs. 2Q 2016 % Change

Equity in Net Income Attributable to AB Unitholders (2)	$55,925	$48,387	15.6%	$44,657	25.2%
Income Taxes	5,667	6,301	(10.1%)	5,585	1.5%
Net Income (2)	50,258	42,086	19.4%	39,072	28.6%

Additional Equity in Earnings of Operating Partnership (1) (2)	221	297	(25.6%)	189	16.9%
Net Income - Diluted (2)	$50,479	$42,383	19.1%	$39,261	28.6%
Diluted Net Income per Unit (2)	$0.52	$0.42	23.8%	$0.40	30.0%
Distribution per Unit	$0.45	$0.43	4.7%	$0.40	12.5%

(1) To reflect higher ownership in the Operating Partnership resulting from application of the treasury stock method to outstanding options.
(2) The equity in net income attributable to AB Unitholders, net income, additional equity in earnings of operating partnership, net income-diluted and diluted net income per unit have been revised for 3Q15 and 2Q16.

Units Outstanding	3Q 2016	3Q 2015	3Q 2016 vs. 3Q 2015 % Change	2Q 2016	3Q 2016 vs. 2Q 2016 % Change
AB L.P.
Period-end	267,058,919	270,030,040	(1.1%)	268,777,653	(0.6%)
Weighted average - basic	268,133,568	271,910,618	(1.4%)	269,720,065	(0.6%)
Weighted average - diluted	268,723,330	272,881,116	(1.5%)	270,370,130	(0.6%)
AB Holding L.P.
Period-end	94,816,915	97,772,578	(3.0%)	96,534,649	(1.8%)
Weighted average - basic	95,890,662	99,650,516	(3.8%)	97,463,205	(1.6%)
Weighted average - diluted	96,480,424	100,621,014	(4.1%)	98,113,270	(1.7%)

www.abglobal.com	10 of 15

Revisions

	2Q16	1Q16	4Q15	3Q15	2Q15	1Q15
AB (The Operating Partnership)

Net income attributable to AB Unitholders
Previously reported	$127,144	$168,926	$161,063	$134,976	$149,094	$141,469
Adjustment	(2,643)	(2,642)	(1,669)	(1,668)	(1,669)	(1,669)
Revised	$124,501	$166,284	$159,394	$133,308	$147,425	$139,800

AB Holding L.P. (The Publicly-Traded Partnership)

Diluted net income per Holding Unit, GAAP basis
Previously reported	$0.41	$0.56	$0.53	$0.43	$0.48	$0.45
Adjustment	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)	—
Revised	$0.40	$0.55	$0.52	$0.42	$0.47	$0.45

Adjusted diluted net income per Holding Unit
Previously reported	$0.40	$0.40	$0.50	$0.43	$0.48	$0.45
Adjustment	(0.01)	(0.01)	—	—	(0.01)	(0.01)
Revised	$0.39	$0.39	$0.50	$0.43	$0.47	$0.44

www.abglobal.com	11 of 15

AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | September 30, 2016
($ billions)
Ending and Average	Three Months Ended
	9/30/16	9/30/15
Ending Assets Under Management	$490.2	$462.9
Average Assets Under Management	$492.0	$476.2

Three-Month Changes By Distribution Channel
	Institutions	Retail	Private Wealth Management	Total
Beginning of Period	$248.8	$161.4	$79.3	$489.5
Sales/New accounts	5.2	12.3	2.4	19.9
Redemption/Terminations	(10.7)	(15.7)	(2.7)	(29.1)
Net Cash Flows	(4.4)	(1.6)	(0.1)	(6.1)
Net Flows	(9.9)	(5.0)	(0.4)	(15.3)
Acquisition	2.5	—	—	2.5
Transfers	—	0.1	(0.1)	—
Investment Performance	5.6	5.7	2.2	13.5
End of Period	$247.0	$162.2	$81.0	$490.2

Three-Month Changes By Investment Service
	Equity Active	Equity Passive (1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive (1)	Other (2)	Total
Beginning of Period	$109.2	$46.3	$229.4	$37.1	$11.9	$55.6	$489.5
Sales/New accounts	3.4	0.1	13.5	2.2	—	0.7	19.9
Redemption/Terminations	(7.2)	(0.1)	(13.5)	(1.0)	(0.2)	(7.1)	(29.1)
Net Cash Flows	(1.0)	0.2	(2.9)	(0.1)	(0.4)	(1.9)	(6.1)
Net Flows	(4.8)	0.2	(2.9)	1.1	(0.6)	(8.3)	(15.3)
Acquisition	—	—	—	—	—	2.5	2.5
Investment Performance	6.7	2.0	3.4	—	0.3	1.1	13.5
End of Period	$111.1	$48.5	$229.9	$38.2	$11.6	$50.9	$490.2
(1) Includes index and enhanced index services.
(2) Includes certain multi-asset solutions and services and certain alternative investments.

By Client Domicile
	Institutions	Retail	Private Wealth	Total
U.S. Clients	$142.4	$95.9	$79.1	$317.4
Non-U.S. Clients	104.6	66.3	1.9	172.8
Total	$247.0	$162.2	$81.0	$490.2

www.abglobal.com	12 of 15

AB L.P.
RECONCILIATION OF GAAP FINANCIAL RESULTS TO ADJUSTED FINANCIAL RESULTS
	Three Months Ended
US $ Thousands, unaudited	9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015

Net Revenues, GAAP basis	$747,591	$725,806	$769,126	$726,726	$738,693	$792,737
Exclude:
Long-term incentive compensation-related investment (gains) losses	(2,556)	(791)	1,326	(583)	5,273	(362)
Long-term incentive compensation-related dividends and interest	(142)	(142)	(151)	(1,521)	(130)	(135)
90% of consolidated venture capital fund investment (gains) losses	(12,635)	—	—	(1,560)	2,829	(7,014)
Distribution-related payments	(95,844)	(93,217)	(87,127)	(93,379)	(96,690)	(102,578)
Amortization of deferred sales commissions	(9,787)	(10,577)	(11,242)	(11,673)	(12,359)	(12,713)
Pass-through fees & expenses	(9,768)	(11,708)	(11,651)	(11,639)	(11,425)	(12,575)
Gain on sale of investment carried at cost	—	—	(75,273)	—	—	—
Impact of consolidated VIEs	(3,479)	(5,472)	5,058	—	—	—
Adjusted Net Revenues	$613,380	$603,899	$590,066	$606,371	$626,191	$657,360

Operating Income, GAAP basis	$185,309	$142,575	$173,042	$170,913	$142,051	$164,922
Exclude:
Long-term incentive compensation-related items	363	(354)	963	(238)	226	85
Gain on sale of investment carried at cost	—	—	(75,273)	—	—	—
Real estate (credits) charges	(140)	(2,801)	27,586	(221)	1,682	(80)
Acquisition-related expenses	303	239	—	—	—	—
Contingent payment arrangements	(21,483)	—	—	(7,212)	—	—
Sub-total of non-GAAP adjustments	(20,957)	(2,916)	(46,724)	(7,671)	1,908	5
Less: Net (loss) income of consolidated entities attributable to non-controlling interests	15,696	4,843	(5,748)	1,496	(3,071)	6,675
Adjusted Operating Income	$148,656	$134,816	$132,066	$161,746	$147,030	$158,252

Operating Margin, GAAP basis excl. non-controlling interests	22.7%	19.0%	23.2%	23.3%	19.6%	20.0%

Adjusted Operating Margin	24.2%	22.3%	22.4%	26.7%	23.5%	24.1%

AB Holding L.P.
RECONCILIATION OF GAAP EPU TO ADJUSTED EPU
	Three Months Ended
		Revised	Revised	Revised	Revised	Revised
$ Thousands except per Unit amounts, unaudited	9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015
Net Income - Diluted, GAAP basis	$50,479	$39,261	$54,745	$51,393	$42,383	$48,036
Impact on net income of AB non-GAAP adjustments	(6,953)	(949)	(15,686)	(2,577)	635	2
Adjusted Net Income - Diluted	$43,526	$38,312	$39,059	$48,816	$43,018	$48,038

Diluted Net Income per Holding Unit, GAAP basis	$0.52	$0.40	$0.55	$0.52	$0.42	$0.47
Impact of AB non-GAAP adjustments	(0.07)	(0.01)	(0.16)	(0.02)	0.01	—
Adjusted Diluted Net Income per Holding Unit	$0.45	$0.39	$0.39	$0.50	$0.43	$0.47

www.abglobal.com	13 of 15

AB
Notes to Consolidated Statements of Income and Supplemental Information
(Unaudited)

Adjusted Net Revenues
Adjusted net revenues exclude investment gains and losses and dividends and interest on employee long-term incentive compensation-related investments. In addition, adjusted net revenues offset distribution-related payments to third parties as well as amortization of deferred sales commissions against distribution revenues. We believe offsetting net revenues by distribution-related payments is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties who perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. We offset amortization of deferred sales commissions against net revenues because such costs, over time, essentially offset our distribution revenues. We also exclude additional pass-through expenses we incur (primarily through our transfer agency) that are reimbursed and recorded as fees in revenues. These fees do not affect operating income, but they do affect our operating margin. As such, we exclude these fees from adjusted net revenues.
Lastly, in 2015 we excluded 90% of the investment gains and losses of our consolidated venture capital fund attributable to non-controlling interests. Effective January 1, 2016, as a result of adopting a new accounting standard (see Note 2 to our condensed consolidated financial statements in our 2016 2Q 10-Q), we account for our consolidated venture capital fund in the same manner as our other consolidated VIEs. We adjust for the revenue impact of consolidating VIEs by eliminating the consolidated VIEs' revenues and including AB's fees from such VIEs and AB's investment gains and losses on its investments in such VIEs that were eliminated in consolidation. In addition, in the first quarter of 2016 we excluded a realized gain of $75.3 million resulting from the liquidation of an investment in Jasper Wireless Technologies, Inc. ("Jasper"), which was acquired by Cisco Systems, Inc., because it was not part of our core operating results.
Adjusted Operating Income
Adjusted operating income represents operating income on a US GAAP basis excluding (1) the impact on net revenues and compensation expense of the investment gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments, (2) the gain on the sale of our investment in Jasper, (3) real estate charges (credits), (4) acquisition-related expenses, (5) the net income or loss of consolidated entities attributable to non-controlling interests in 2015, (6) adjustments to contingent payment arrangements, and (7) the impact of consolidated VIEs in 2016.
Prior to 2009, a significant portion of employee compensation was in the form of employee long-term incentive compensation awards that were notionally invested in AB investment services and generally vested over a period of four years. AB economically hedged the exposure to market movements by purchasing and holding these investments on its balance sheet. All such investments had vested as of year-end 2012 and the investments have been distributed to the participants, except for those investments with respect to which the participant elected a long-term deferral. Fluctuation in the value of these investments is recorded within investment gains and losses on the income statement and also impacts compensation expense. Management believes it is useful to reflect the offset achieved from economically hedging the market exposure of these investments in the calculation of adjusted operating income and adjusted operating margin. The non-GAAP measures exclude gains and losses and dividends and interest on employee long-term incentive compensation-related investments included in revenues and compensation expense.
A realized gain on an investment carried at cost has been excluded due to its non-recurring nature and because it is not part of our core operating results.
Real estate charges (credits) have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers.

www.abglobal.com	14 of 15

Acquisition-related expenses incurred as a result of our acquisitions have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers.
The recording of changes in estimates of the contingent consideration payable with respect to contingent payment arrangements associated with our acquisitions are not considered part of our core operating results and, accordingly, have been excluded.
In regard to 2015 adjusted operating income, most of the net income or loss of consolidated entities attributable to non-controlling interests relates to the 90% limited partner interests held by third parties in our consolidated venture capital fund. We own a 10% limited partner interest in the fund. US GAAP requires us to consolidate the financial results of the fund because we are the general partner and are deemed to have a controlling interest. However, recognizing 100% of the gains or losses in operating income while only retaining 10% is not reflective of our underlying financial results at the operating income level. As a result, we exclude the 90% limited partner interests we do not own from our adjusted operating income. Effective January 1, 2016, our consolidated venture capital fund is included with other consolidated VIEs. Similarly, net income of joint ventures attributable to non-controlling interests, although not significant, is excluded because it does not reflect the economic interest attributable to AB.
Relating to 2016 adjusted operating income, we adjusted for the operating income impact of consolidating certain VIEs (as a result of the adoption of a new accounting standard; see Note 2 to our condensed consolidated financial statements) by eliminating the consolidated VIEs' revenues and expenses and including AB's revenues and expenses that were eliminated in consolidation. We also excluded the limited partner interests we do not own.
Adjusted Operating Margin
Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period without the volatility noted above in our discussion of adjusted operating income and to compare our performance to industry peers on a basis that better reflects our performance in our core business. Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

www.abglobal.com	15 of 15